May 4, 2007

Pharmasset, Inc. 303-A College Road East Princeton, NJ 09540

Ladies and Gentlemen:

I am the Associate Director, Legal Affairs of Pharmasset, Inc., a Delaware corporation (the “Company”), and, as such, I have acted on behalf of the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company on May 4, 2007 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to (i) 1,371,190 shares of common stock, par value $.001 per share, of the Company (the “Shares”), to be issued from time to time pursuant to the Pharmasset, Inc. 1998 Stock Plan (as amended in 2006) (the “1998 Plan”) and the Pharmasset, Inc. 2007 Equity Incentive Plan (together with the 1998 Plan, the “Plans”) and (ii) 2,517,681 shares of Common Stock available for future issuance upon the exercise of currently outstanding options under the 1998 Plan.

In so acting, I have examined the Registration Statement, and I have also examined and relied as to factual matters upon the representations and warranties contained in originals, or copies certified or otherwise identified to my satisfaction, of such documents, records, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted as copies. The opinion expressed below is limited to the General Corporation Law of Delaware, and I do not express any opinion herein concerning any other law.

Based upon the foregoing and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the Plans and (b) paid for in full accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bryce Roberts

Bryce Roberts

Associate Director, Legal Affairs